UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 2, 2010
Date of Report (Date of earliest event reported)

CELSIUS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

NEVADA	001-34611	20-2745790
(State or other jurisdiction of	(Commission File	(IRS Employer Identification
incorporation)	Number)	No.)

2424 N Federal Hwy, Suite 208, Boca Raton, FL	33431
(Zip Code)

(561) 276-2239
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02            Compensatory Arrangements of Certain Officers

On December 2, 2010, we entered into addendums to the existing employment agreements with Stephen Haley our CEO, Geary Cotton, our CFO and Janice Haley, our Vice President, immediately reducing their respective base salaries by 20% to $132,000, $96,000 and $96,000. In the event of a change of control or sale of all material intellectual property by the company, the company will pay to the officers the difference between the officers’ prior annual base salary and the reduced annual base salary, multiplied by the full and partial years from December 3, 2010 to the date of any such transaction.

In addition, the expiration date of the employment agreement with Janice Haley, our Vice President, was extended to December 31, 2011.

The foregoing changes to the executive employment agreements were part of the implementation of a new strategic operating plan announced on December 2, 2010 (see Item 8.01. Other Events, below) and were approved by the Compensation Committee,

Item 8.01            Other Events

On December 2, 2010, we announced the establishment of a special board committee of the board of directors to evaluate strategic alternatives. The new committee, which is comprised of independent members of the board of directors, will be charged with evaluating potential strategic proposals as they are received, as well as considering other strategic alternatives. In addition, we also announced the implementation of a new strategic operating plan aimed at right sizing the company and moving towards achieving profitability without the infusion of significant additional capital.  The newly established committee will also be charged with monitoring implementation of the new strategic operating plan.

Item 9.01	Exhibits

(a) Exhibits.

10.1	Addendum #1 to Employment Agreement with Stephen Haley, CEO dated December 2, 2010.
10.2	Addendum #1 to Employment Agreement with Geary Cotton, CFO dated December 2, 2010.
10.3	Addendum #1 to Employment Agreement with Janice Haley, Vice President dated December 2, 2010.
99.1	Press release dated December 2, 2010.

SIGNATURE

Pursuant to the requirements of the Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELSIUS HOLDINGS, INC.

DATE: December 3, 2010	By: s/Geary W. Cotton
Geary W. Cotton
Chief Financial Officer